Exhibit 23.2

KPMG LLP 811 Main Street Houston, TX 77002

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 12, 2025, with respect to the consolidated financial statements of Flotek Industries, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

July 10, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.